OFFER TO REPURCHASE
Up to 4,303,210 of the Issued and Outstanding Shares of Common Stock
of
The Korea Fund, Inc.
at
98% of Net Asset Value Per Share
by
The Korea Fund, Inc.
in Exchange for Portfolio Securities of The Korea Fund, Inc.

THE OFFER TO REPURCHASE WILL EXPIRE AT MIDNIGHT, EASTERN TIME,
ON APRIL 21, 2008, UNLESS THE OFFER IS EXTENDED.

THIS OFFER IS SUBJECT TO IMPORTANT TERMS AND CONDITIONS, INCLUDING THE CONDITIONS LISTED UNDER ‘‘CERTAIN CONDITIONS OF THE OFFER.’’

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS OFFER, PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR DETERMINED WHETHER THIS OFFER TO REPURCHASE IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIME.

To the Shareholders of The Korea Fund, Inc.:

The Korea Fund, Inc., a non-diversified, closed-end management investment company incorporated under the laws of the state of Maryland (the ‘‘Fund’’), is offering to repurchase up to 4,303,210 (approximately 15%) of its issued and outstanding shares of common stock, par value $0.01 per share (the ‘‘Shares’’). As of March 12, 2008, 28,688,066 Shares were outstanding. The offer is to repurchase Shares in exchange for a pro rata portion of the securities (other than (i) securities that are not traded on a public securities market or for which quoted bid and asked prices are not available, (ii) securities that, if distributed, would be required to be registered under the Securities Act of 1933, as amended (the ‘‘Securities Act’’), (iii) securities issued by entities in countries that restrict or prohibit the holdings of securities by non-residents other than through qualified investment vehicles, or whose distribution would otherwise be contrary to applicable local rules and regulations, and (iv) securities that involve the assumption of contractual obligations, require special trading facilities, or can be traded only with the counterparty to the transaction) held in the Fund’s investment portfolio (the ‘‘Portfolio Securities’’), subject to adjustment for fractional Shares and odd lots, at a price equal to 98% of the net asset value (‘‘NAV’’) per Share determined as of the close of the regular trading session of the New York Stock Exchange (the ‘‘NYSE’’), the principal market on which the Shares are traded, on the business day immediately following the day the offer expires (the ‘‘Repurchase Pricing Date’’). The offer is being made upon the terms and subject to the conditions set forth in this Offer to Repurchase and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the ‘‘Offer’’).

The Offer will expire at midnight, Eastern time, on April 21, 2008 unless extended. The Shares are traded on the NYSE under the symbol ‘‘KF’’. The NAV as of the close of the regular trading session of the NYSE on March 12, 2008 was $24.33 per Share and the last reported sale price on the NYSE on such date for a Share was $22.37. Until the Offer expires, NAV quotations can be obtained from The Altman Group (the ‘‘Information Agent’’) by calling 800-622-1649 between the hours of 9:00 a.m. and 5:00 p.m., Eastern time, Monday through Friday (except holidays).

IF YOU ARE NOT INTERESTED IN SELLING ANY OF YOUR SHARES AT THIS TIME, YOU DO NOT NEED TO DO ANYTHING. THIS REPURCHASE OFFER IS NOT PART OF A PLAN TO LIQUIDATE THE FUND. SHAREHOLDERS ARE NOT REQUIRED TO PARTICIPATE IN THE REPURCHASE OFFER. SHAREHOLDERS WISHING TO SELL SHARES SHOULD CONSIDER WHETHER PARTICIPATING IN THE OFFER, IN LIGHT OF

THE ASSOCIATED TRANSACTION COSTS DESCRIBED IN THIS OFFER TO REPURCHASE, IS COST-EFFECTIVE VERSUS SELLING SHARES ON THE NYSE.

Before you decide whether to participate in the Offer, you should consider the relative benefits and costs of such participation, including, without limitation, the requirements of appointing a Korean proxy (the ‘‘Korean Proxy’’), registering with the Financial Supervisory Service of Korea (the ‘‘FSS’’), and establishing a Korean securities account with a licensed Korean broker or a custodian bank (the ‘‘Korean Securities Account’’), which may be subject to different procedures and laws from those applicable when opening a U.S. securities account, and a U.S. dollar account with a bank outside of Korea (the ‘‘USD Account’’ and, collectively with the Korean Securities Account and any shareholder account with The Depository Trust Company (‘‘DTC’’), the ‘‘Shareholder Accounts’’); the potential risks inherent in holding the Portfolio Securities, including that there may be less information available than for U.S. publicly traded securities; and the costs (including transaction costs and taxes) and risks (including the risk of exchange rate fluctuation between the Korean Won and the currency into which Won-denominated sales proceeds would ultimately be converted) of disposing of the Portfolio Securities, versus selling the Shares on the NYSE at the prevailing market price and receiving cash payment in U.S. dollars. Because opening a Korean Securities Account may require more time than opening a comparable securities account in the United States, you should promptly make these arrangements if you desire to participate in the Offer.

Participation in the Offer will, except in certain cases described herein, result in your receiving Korean securities in exchange for Shares of the Fund. If you do not wish to receive or transact in Korean securities, you should not participate in the Offer. You may choose to sell your Shares on the NYSE at the prevailing market price (which likely will differ from the repurchase price) at any time.

Participating shareholders will bear the costs and expenses of receiving the Portfolio Securities pursuant to the Offer, including any fees charged by Citibank Korea, Inc. (the ‘‘Subcustodian’’) to transfer the Portfolio Securities and any fees charged by Korean banks, brokers or custodians. Participating shareholders will also bear the Korean securities transaction tax and certain transfer taxes. The Fund will pay all charges and expenses of the Information Agent and The Colbent Corporation (the ‘‘Depositary’’) and the cost of the Fund’s Korean tax agents for the Offer. The date of this Offer to Repurchase is March 20, 2008. The Fund mailed this Offer to Repurchase and the accompanying Letter of Transmittal to record holders on or about March 20, 2008.

SUMMARY TERM SHEET

This summary highlights important information concerning this Offer. To understand the Offer fully and for a more complete discussion of its terms and conditions, you should read carefully the entire Offer to Repurchase and the related Letter of Transmittal.

What is the Offer?

•	The Fund is offering to repurchase up to 4,303,210 Shares (or approximately 15% of its common stock) at a price equal to 98% of the per share NAV as of the close of the regular trading session of the NYSE on the business day immediately after the day the Offer expires. You will not receive cash in exchange for your Shares, but will instead receive Portfolio Securities held by the Fund at the expiration of the Offer and representing a pro rata share of Portfolio Securities then held by the Fund. The Fund will transfer your portion of these Portfolio Securities to a Korean Securities Account, which you must establish at a licensed Korean broker or a custodian bank, in exchange for the repurchase by the Fund of the Shares tendered by you for repurchase. If cash is distributed as to fractional Shares or odd lots of securities, as to any cash then held by the Fund or otherwise, the Fund will transfer the cash to a USD Account, which you must establish with a bank outside of Korea. If you are a Japan Holder (as defined in Section 4.A), you will not receive Portfolio Securities, but instead will receive cash upon your required sale of such Portfolio Securities pursuant to the procedures set forth in the Offer. Unless extended, the Offer will expire at midnight, Eastern time, on April 21, 2008. The Offer is subject to a number of conditions. (See Section 3.)

What does it mean to receive Portfolio Securities of the Fund?

•	Instead of receiving cash for Shares accepted for repurchase in the Offer, participating shareholders will receive shares or other securities, such as convertible bonds, of companies in which the Fund has invested (other than (i) securities that are not traded on a public securities market or for which quoted bid and asked prices are not available, (ii) securities that, if distributed, would be required to be registered under the Securities Act, (iii) securities issued by entities in countries that restrict or prohibit the holdings of securities by non-residents other than through qualified investment vehicles, or whose distribution would otherwise be contrary to applicable local rules and regulations, and (iv) securities that involve the assumption of contractual obligations, require special trading facilities, or can be traded only with the counterparty to the transaction), except that cash in U.S. dollars will be distributed with respect to fractional Shares, odd lots, any cash then held by the Fund and certain other items described herein. Due to the diversified nature of Portfolio Securities held by the Fund, shareholders are more likely to receive a disproportionate amount of consideration in the form of cash to the extent that they tender fewer Shares in the Offer. The value of the Portfolio Securities may decrease or increase between the date on which Shares are tendered for repurchase and the date on which Shares are priced for purposes of the Offer, and between the date on which Shares are priced for purposes of the Offer and the date on which participating shareholders actually receive the Portfolio Securities in their Korean Securities Accounts. (See Section 6.)

If I participate in the Offer, can I receive cash instead of Portfolio Securities in return?

•	No. However, instead of participating in the Offer, you may choose at any time to sell your Shares on the NYSE for U.S. dollars at the prevailing market price (which likely will differ from the repurchase price). In light of the associated transaction costs described in the Offer, you should consider whether participating in the Offer is cost-effective versus selling your Shares on the NYSE. If you participate in the Offer, a portion of the consideration that you will receive will be in cash to account for fractional Shares, odd lots, any cash then held by Fund and certain other items. Due to the diversified nature of Portfolio Securities held by the Fund, you are more likely to receive a disproportionate amount of consideration in the form

i

of cash to the extent that you tender fewer Shares in the Offer. (See Section 6.) Moreover, if you are a Japan Holder, you are required to submit an irrevocable instruction to your Korean broker to sell the Portfolio Securities and to receive cash equivalent to the amount of the proceeds of the Portfolio Securities. (See Section 4.A.)

Will I know the identity of the issuers of the Portfolio Securities I will be receiving prior to tendering my Shares?

•	You may refer to the annual and semiannual reports of the Fund for a list of Portfolio Securities held by the Fund as of June 30, 2007 and December 31, 2007. The Portfolio Securities to be received by participating shareholders will represent a pro rata portion of the Fund’s investment portfolio, subject to the adjustments noted above. In addition, the Fund will issue a press release after the expiration of the Offer listing the Portfolio Securities held by the Fund on the Repurchase Pricing Date. (See Section 6.)

What can I do with the Portfolio Securities I receive if I participate in the Offer?

•	You may arrange to sell the Portfolio Securities you receive on a Korean public exchange in return for cash proceeds denominated in Korean Won. You may also continue to hold the Portfolio Securities received from the Fund. However, if you are a Japan Holder, you must irrevocably instruct your Korean broker to sell all Portfolio Securities. (See Section 16.)

Will I have to pay anything to participate in the Offer?

•	The Fund will bear the costs of printing and mailing materials to Fund shareholders, certain legal and filing fees, and the fees and expenses of the Depositary and the Information Agent. The Fund will also bear the cost of the Fund’s Korean tax agents for the Offer. Shareholders who participate in the Offer will pay all costs associated with distributing Portfolio Securities pursuant to the Offer, including, but not limited to, any fees charged by the Subcustodian to transfer the Portfolio Securities, the Korean securities transaction tax and any other securities transfer taxes and custodial expenses, which shall be deducted directly from each participating shareholder’s proceeds from the repurchase. The actual expense per Fund share tendered by you for repurchase, including the expense of effecting the repurchase, will depend on a number of factors, including the number of Shares you tender for repurchase and the Fund’s portfolio composition at the time of the repurchase, among other things. Your broker, dealer or other financial intermediary may charge you a fee for processing your repurchase request and sending the repurchase request to the Depositary. You may also incur expenses associated with the appointment of a Korean Proxy and the establishment of a Korean Securities Account, which you must establish in order to receive the Portfolio Securities, and a USD Account with a bank outside of Korea, which you must establish in order to receive the cash proceeds, plus fees, expenses and brokerage commissions associated with the disposal of the Portfolio Securities if you are a Japan Holder. Per share expenses borne by a participating shareholder may be higher to the extent that the Fund repurchases fewer Shares from such participating shareholder. (See Sections 1, 6 and 7.)

Why is the Fund making this Offer?

•	In December 2004, the board of directors of the Fund (the ‘‘Board’’) announced a repurchase program that was intended to address the persistent discount in the market price of the Shares to NAV and the stated desire of certain major shareholders to liquidate their investments in the Fund at a price close to net asset value. This program included an in-kind repurchase offer for up to 50% of the Fund’s outstanding shares at a price equal to 98% of net asset value, which was completed in August of 2005. This program also included six semi-annual in-kind tender offers, each for up to 10% of the outstanding Shares at 98% of NAV, which would be made only if the Shares traded at an average discount of more than 5% during the last three months of each semi-annual period. The first of these semi-annual offers was completed in February of 2006. In the case of that offer, the Board approved the payment of cash consideration in lieu of delivery of portfolio securities in-kind in order to facilitate greater participation by small shareholders. The second of these semi-annual tender offers was completed in October 2006. In the case of this second semi-annual tender offer, after considering the potential impact of a cash repurchase on the Fund, particularly in light of the significant unrealized capital gain embedded in the Fund’s portfolio securities, the Board concluded that payment for the offer should be made in kind through the delivery of portfolio securities. The Board determined that the benefits of greater participation by smaller shareholders associated with a cash offer were substantially outweighed by the adverse tax consequences that would result from a cash offer.

Contemporaneously with the publication of the October 2006 offer, the Board determined to modify the repurchase program by replacing the four potential remaining semi-annual 10% offers with one final 15% in-kind repurchase offer to be made in the first quarter of 2008 if the Shares traded at an average discount of more than 7.5% during the fourth quarter of 2007. The average discount during the fourth quarter of 2007 was 7.76%, which triggered the Offer. The Board determined that it is in the best interests of the Fund and its shareholders to conduct the Offer as an in-kind repurchase offer, rather than a cash offer, as it would avoid the adverse tax consequences associated with a cash offer. The Fund is making the Offer to provide shareholders with an alternative source of liquidity for their investment in Shares and as part of the Fund’s continuous efforts to provide additional value to shareholders. The Offer provides a means for shareholders who wish to sell a portion of their Shares to do so at a price close to NAV per Share. (See Section 2.)

Why is the Fund offering to pay me Portfolio Securities instead of cash in this Offer?

•	The Board has determined that, at this time, an in-kind offer will be more beneficial to Fund shareholders because it will avoid the adverse tax consequences to the Fund that would result from a cash offer. (See Sections 2 and 14.)

When will the Offer expire, and may the Offer be extended?

•	The Offer will expire at midnight, Eastern time, on April 21, 2008 unless extended. The Fund may elect at any time to extend the Offer. If the Offer is extended, the Fund will issue a press release announcing the extension. (See Section 17.)

What is the NAV per Fund share as of a recent date?

•	As of March 12, 2008, the NAV per share was $24.33 and the last reported sales price on the NYSE for a Share was $22.37. See Section 9 for more information regarding the trading range of Shares and the Fund’s NAV per share during the past five years. Before the Offer expires, NAV quotations can be obtained from the Information Agent by calling 800-622-1649 between 9:00 a.m. and 5:00 p.m., Eastern time, Monday through Friday (except holidays). (See Section 1.)

Will the Fund’s NAV per share be higher or lower on the date that the price to be paid for repurchased Shares is to be determined?

•	No one can accurately predict the Fund’s NAV per share at a future date. (See Section 8.)

How do I participate in the Offer?

•	To participate in the Offer, you must follow the procedures set forth in Section 4 and in the Letter of Transmittal that accompanies this Offer to Repurchase. To participate in the Offer, you will be required, for instance, to appoint a Korean Proxy, to register with the FSS and to have a Korean Securities Account established with a licensed Korean securities broker or a custodian bank where the Portfolio Securities can be transferred and a USD Account established with a bank outside of Korea where the cash proceeds can be transferred. Participating shareholders should note that establishing a Korean Securities Account may require more time than opening a comparable account in the United States. Accordingly, participating shareholders should promptly make these arrangements. Shareholders should also carefully ensure that all information required in order to participate in the Offer, including information regarding the Korean Securities Account and the USD Account, has been provided and is accurate. You must also submit required documentation to establish that you are not subject to U.S. federal income tax backup withholding as described in Section 14. Neither the Fund nor the Depositary is under any obligation to notify shareholders of any errors or incomplete information in their submissions. Any deficiencies in a shareholder’s submission may result in the shareholder’s Shares not being accepted for repurchase and being returned to the shareholder following the expiration of the Offer. (See Section 4.)

Must I tender all of my Shares for repurchase?

•	No. You may tender for repurchase all or part of the Shares you own unless you own not more than 99 Shares total, in which case you must tender for repurchase either all or none of your Shares. (See Section 1.)

May I withdraw my Shares after I have tendered them for repurchase and, if so, by when must I do so?

•	Yes, you may withdraw your Shares at any time prior to midnight, Eastern time, on April 21, 2008 or, if the Offer is extended, at any time prior to the new expiration time and date as extended. In order for your withdrawal to be effective, the Depositary must receive your notice of withdrawal prior to the expiration of the Offer at one of the addresses on the back cover of this Offer to Repurchase. You may re-tender withdrawn Shares by following the repurchase procedures before the Offer expires, including during any extension period. In addition, if the Fund has not accepted for payment Shares you tendered, you may withdraw your tendered Shares at any time until the earlier of May 15, 2008 and their acceptance for payment. (See Section 5.)

How do I withdraw previously tendered Shares?

•	A notice of withdrawal of tendered Shares must be timely received by the Depositary specifying the name of the participating shareholder, the number of Shares being withdrawn (which must be all of the Shares tendered) and, as to share certificates representing tendered Shares that have been delivered or otherwise identified to the Depositary, the name of the registered owner of such Shares if different from the person that tendered the Shares. (See Section 5.)

May I place any conditions on my tender of Shares?

•	No. (See Section 4.)

What if more than 4,303,210 Shares are tendered and not timely withdrawn?

•	The Fund is offering to repurchase up to 4,303,210 Shares. If shareholders tender (and do not timely withdraw) more than 4,303,210 Shares, the Fund will repurchase duly tendered Shares from participating shareholders on a pro rata basis, disregarding fractions, based upon the number of Shares each shareholder tenders for repurchase and does not timely withdraw, except that, if a shareholder owns beneficially or of record not more than 99 Shares, the Fund will repurchase all Shares tendered by such shareholder. The Fund does not intend to increase the number of Shares that it is offering to repurchase, even if shareholders tender more than 4,303,210 Shares. (See Section 1.)

If the Fund accepts my Shares for repurchase, when will I receive Portfolio Securities held by the Fund?

•	The transfer of Portfolio Securities in return for tendered Shares, if accepted, will be made as soon as practicable after the expiration of the Offer. (See Section 6.)

Is the repurchase of my Shares in the Offer a taxable transaction?

•	United States Taxes — We anticipate that the repurchase of Shares tendered by U.S. shareholders (other than those who are tax exempt) in exchange for Portfolio Securities will generally be a taxable transaction for U.S. federal income tax purposes. The subsequent sale or other disposition of Portfolio Securities received pursuant to the Offer may also be a taxable transaction for U.S. federal income tax purposes. Participating shareholders may also be subject to additional U.S. federal taxation under certain circumstances. See Section 14 for a general summary of the material U.S. federal income tax consequences of a repurchase of Shares pursuant to the Offer and the differing rules for U.S. and non-U.S. shareholders. Please consult your tax advisor about your specific tax consequences, including potential state, local and foreign tax consequences. (See Section 14.)

•	Korean Taxes — No Korean tax will be payable upon the repurchase of Shares tendered by participating shareholders who are not (i) residents of Korea or (ii) foreign corporations that maintain a permanent establishment in Korea to which any income arising from the sale of Shares would be attributable. See Section 15 for a general summary of certain Korean tax consequences of a repurchase of Shares pursuant to the Offer and the ownership, sale or other disposition of Portfolio Securities received pursuant to the Offer. Participating shareholders will bear the Korean securities transaction tax. Please consult your tax advisor about your specific tax consequences. (See Section 15.)

Upon expiration of the Offer, will the Fund complete the Offer and repurchase all Shares tendered up to the number of Shares tendered for?

•	Yes, unless any conditions described in Section 3 are not satisfied. However, if more than 4,303,210 Shares are duly tendered for repurchase pursuant to the Offer (and not withdrawn as provided in Section 5), the Fund, subject to the conditions described in Section 3, will repurchase Shares from participating shareholders in accordance with the terms and conditions specified in the Offer on a pro rata basis (disregarding fractions) based upon the number of Shares duly tendered (and not timely withdrawn) by or on behalf of each participating shareholder. The Fund also has the right to amend or terminate the Offer prior to the time the Offer expires. (See Sections 3 and 17.)

Is there any reason Shares tendered for repurchase would not be accepted?

•	In addition to those circumstances described in Section 3 in which the Fund is not required to repurchase tendered Shares, the Fund reserves the right to reject any and all tenders determined by the Fund not to be in the appropriate form. The Fund may reject tenders if, for instance, the Letter of Transmittal does not include original signature(s), the original of any required signature guarantee(s), or, if you are a Japan Holder, a certification that you have irrevocably instructed your Korean Proxy or Korean broker to sell the Portfolio Securities as soon as they have been received. (See Section 4.)

How will tendered Shares be accepted for repurchase by the Fund?

•	Properly tendered Shares, up to the number offered, will be accepted for repurchase by the Fund by a notice of acceptance to the Depositary, which will thereafter cause properly tendered Shares to be transferred to the Subcustodian. The Subcustodian will then transfer the Portfolio Securities to your accounts as soon as practicable after the expiration of the Offer. (See Section 4.)

What action need I take if I decide not to tender my Shares for repurchase?

•	None.

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Does the Fund’s management recommend that shareholders participate in the Offer, and will they participate in the Offer?

•	None of the Fund, the Board, the Investment Manager (defined below) or the Subadviser (defined below) is making any recommendation to the Fund’s shareholders whether to tender Shares in the Offer. None of the Fund’s directors or officers intends to tender for repurchase in the Offer any of the Shares they beneficially own. (See Section 11.)

Will there be additional opportunities to tender my shares to the Fund?

•	No other repurchase offers are presently contemplated, but the Board reserves the right to do repurchase offers in the future. (See Section 2.)

How do I obtain more information?

•	Questions, requests for assistance and requests for additional copies of the Offer to Repurchase, the Letter of Transmittal and all other Offer documents should be directed to the Information Agent toll free at 800-622-1649. If you do not own Shares directly, you should obtain this information and the documents from your broker, dealer, commercial bank, trust company or other nominee, as appropriate.

IMPORTANT INFORMATION

Shareholders who desire to participate in the Offer should either: (a) properly complete and sign the Letter of Transmittal, provide thereon the original of any required signature guarantee(s) and mail or deliver it together with the Shares, if any (in proper form), and all other documents required by the Letter of Transmittal; or (b) request their broker, dealer, commercial bank, trust company or other nominee to effect the transaction on their behalf. Shareholders whose Shares are registered in the name of a brokerage firm or other financial intermediary must contact that firm to instruct the firm to participate in the Offer on their behalf. Participating shareholders may be charged a fee by their brokerage firm or other financial intermediary for processing the documentation required to participate in the Offer on their behalf and may incur other expenses, including as described in this Offer to Repurchase. The Fund reserves the absolute right to reject tenders determined not to be in appropriate form.

Participating shareholders who do not timely make the required Korean registration, custodial and transfer arrangements will not be able to participate in the Offer and will be deemed to have incorrectly tendered their Shares. (See Sections 4 and 6.) Transfer and delivery requirements are further detailed in the Letter of Transmittal.

IF YOU DO NOT WISH TO TENDER YOUR SHARES, YOU NEED NOT TAKE ANY ACTION. NONE OF THE FUND; THE BOARD; RCM CAPITAL MANAGEMENT LLC, THE FUND’S INVESTMENT MANAGER (THE ‘‘INVESTMENT MANAGER’’); OR RCM ASIA PACIFIC LIMITED, THE FUND’S SUBADVISER (THE ‘‘SUBADVISER’’), MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES FOR REPURCHASE. NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FUND, THE BOARD, THE INVESTMENT MANAGER OR THE SUBADVISER AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES FOR REPURCHASE PURSUANT TO THE OFFER OR TO MAKE ANY REPRESENTATION OR TO GIVE ANY INFORMATION IN CONNECTION WITH THE OFFER OTHER THAN AS CONTAINED OR DESCRIBED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF MADE OR GIVEN, ANY SUCH RECOMMENDATION, REPRESENTATION OR INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND, THE BOARD, THE INVESTMENT MANAGER OR THE SUBADVISER. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES FOR REPURCHASE IN THE OFFER.

THE FUND HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE ‘‘COMMISSION’’) A TENDER OFFER STATEMENT ON SCHEDULE TO (TOGETHER WITH ALL EXHIBITS THERETO, ‘‘SCHEDULE TO’’) UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE ‘‘EXCHANGE ACT’’), RELATING TO THE OFFER.

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Summary Term Sheet	i
1. Price; Number of Shares	1
2. Purpose of the Offer; Plans or Proposals of the Fund	1
3. Certain Conditions of the Offer	4
4. Procedures for Tendering Shares for Repurchase.	5
5. Withdrawal Rights	9
6. Payment for Shares	9
7. Source and Amount of Consideration	11
8. Effects of the Offer; Consequences of Participation	12
9. Price Range of Shares; Dividends/Distributions	14
10. Selected Financial Information	14
11. Interest of Directors, Executive Officers and Certain Related Persons	18
12. Certain Information About the Fund	18
13. Additional Information	19
14. Certain United States Federal Income Tax Consequences	19
15. Certain Korean Tax Consequences	21
16. Certain Legal Matters; Regulatory Approvals.	22
17. Amendments; Extension of Repurchase Period; Termination	24
18. Miscellaneous	24

1.    Price; Number of Shares.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Fund will accept for payment, in exchange for a pro rata portion of the Portfolio Securities, an aggregate amount of up to 4,303,210 of its Shares that are properly tendered and not timely withdrawn in accordance with Section 5 prior to the Expiration Date. The term ‘‘Expiration Date’’ means 12:00 midnight, Eastern time, on April 21, 2008, unless the Fund, in its sole discretion, extends the period during which the Offer is open, in which case Expiration Date shall mean the time and date on which the Offer, as so extended by the Fund, shall expire. The Fund reserves the right in its sole discretion and for any reason to amend, extend or terminate the Offer prior to the time the Offer expires. (See Sections 3 and 17.) The Fund will not be obligated to repurchase Shares pursuant to the Offer under certain circumstances. (See Section 3.) The repurchase price of the Shares will be 98% of their NAV per Share determined as of the close of the regular trading session of the NYSE on the Repurchase Pricing Date, and will be payable in Portfolio Securities except to the extent described herein. (See Section 6.) The Fund will not pay interest on the repurchase price under any circumstances.

The NAV as of the close of the regular trading session of the NYSE on March 12, 2008 was $24.33 per Share and the last reported sale price of a Share on the NYSE on such date was $22.37, representing a discount of -8.06% to NAV. Prior to 5:00 p.m., Eastern time, on the Expiration Date, NAV quotations can be obtained from the Information Agent by calling 800-622-1649 between the hours of 9:00 a.m. and 5:00 p.m., Eastern time, Monday through Friday (except holidays).

The Offer is being made to all shareholders and is not conditioned upon shareholders tendering for repurchase in the aggregate any minimum number of Shares.

If more than 4,303,210 Shares are duly tendered for repurchase pursuant to the Offer (and not timely withdrawn as provided in Section 5), the Fund, subject to the conditions listed in Section 3, will repurchase Shares from participating shareholders in accordance with the terms and conditions specified in the Offer on a pro rata basis (disregarding fractions) based upon the number of Shares duly tendered (and not timely withdrawn) by or on behalf of each shareholder; provided that the Fund will exclude from such pro rata reduction and accept all Shares duly tendered in accordance with the terms and conditions specified in the Offer by any shareholder who owns, beneficially or of record, an aggregate of not more than 99 Shares and who properly tenders all such Shares. The Fund does not intend to increase the number of Shares offered for repurchase, even if more than 4,303,210 Shares are tendered by all shareholders in the aggregate.

On March 7, 2008, the record date for the determination of shareholders of the Fund entitled to receive the Offer, there were 28,688,066 Shares issued and outstanding, and there were 966 holders of record of Shares. Certain of these holders of record were brokers, dealers, commercial banks, trust companies and other institutions that held legal title to Shares as nominees on behalf of multiple beneficial owners.

2.    Purpose of the Offer; Plans or Proposals of the Fund.

The Board considered and approved the Offer at a meeting held on January 11, 2008.

The Fund is making the Offer to provide shareholders with an alternative source of liquidity for their investment in Shares and as part of the Fund’s continuous efforts to provide additional value to shareholders. The Offer provides a means for shareholders wishing to sell a portion of their Shares to do so at a price close to NAV per Share. In addition, it is anticipated that the Fund and those shareholders who continue to hold Shares after the Offer will avoid the recognition of capital gains for U.S. federal income tax purposes which would otherwise be recognized if participating shareholders were to receive cash consideration for their Shares.

The Board for many years has sought to address the discount to NAV at which Shares of the Fund have traded in ways consistent with the best interests of shareholders and applicable regulatory requirements. The Board has considered a wide variety of strategies to address the discount. Past actions taken by the Board have included the purchase of Shares pursuant to cash and in-kind tender offers, a special in-kind dividend in the form of American Depository Receipts representing Shares of a Fund portfolio company, a market Share buy-back program, purchases of Shares pursuant to the Fund’s dividend reinvestment plan and efforts to increase publicity about the Fund.

On April 25, 2003, the Board announced that it would initiate a special review of alternatives that would enable shareholders to receive value that would be near NAV for at least a portion of their Shares by April 2004. On January 21, 2004, the Board announced that the Fund would conduct a tender offer and that the Board had approved a program of making additional tender offers, one in the first quarter of 2005 and one in the first quarter of 2006, in each case for 10% of the outstanding Shares at a price equal to 95% of NAV if the Shares traded on the NYSE at an average weekly discount from NAV greater than 15% during a 13-week measuring period ending the preceding December 31, and subject to fiduciary and other applicable requirements (the ‘‘Previous Program’’). On January 23, 2004, the Fund commenced a cash tender offer for up to 10% of its outstanding Shares at a price equal to 95% of NAV per Share as of the close of the regular trading session of the NYSE on the day after the business day the offer expired. The tender offer expired on February 23, 2004. A total of 4,966,408.9739 Shares were accepted for payment under that offer.

On December 15, 2004, the Fund announced its approval, subject to fiduciary and other applicable requirements and regulatory approvals, of a repurchase of 50% of outstanding Shares at a price equal to 98% of the NAV per Share as of the day after the date such offer expired. The Fund also announced its approval of a plan to conduct six subsequent semi-annual repurchase offers in accordance with section 23(c)(2) under the Investment Company Act of 1940 (the ‘‘1940 Act’’) and rule 13e-4 under the Exchange Act, each for 10% of the then outstanding Shares, at a price equal to 98% of NAV per Share as of the day after the date each such offer expired, if Shares traded on the NYSE at an average weekly discount from NAV greater than 5% during a 13-week measuring period ending the last day of the preceding half-year (the ‘‘Repurchase Program’’). Payment for any Shares repurchased pursuant to the Repurchase Program would be made in-kind through a pro rata distribution of portfolio securities on the day after the date such offer expired. In light of the authorization by the Fund of the Repurchase Program, the Fund announced the termination of the Previous Program.

On July 8, 2005, the Fund commenced a repurchase offer for up to 22,350,747 Shares, representing approximately 50% of its issued and outstanding Shares, in exchange for portfolio securities of the Fund at a price per Share equal to 98% of the NAV per Share as of the day after the day such repurchase offer expired. The tender offer was completed at the end of August 2005 and the Fund accepted the tender of 14,737,788 Shares at a price equal to 98% of NAV per share determined as of the close of regular trading on the NYSE on August 22, 2005. This represented approximately 33% of the Fund’s outstanding Shares.

On January 19, 2006, the Fund commenced a tender offer for cash for up to 2,996,371 Shares, representing approximately 10% of its issued and outstanding Shares, at a price equal to 98% of the NAV per share as of the day after the day such tender offer expired. The tender offer was completed at the end of February 2006 and the Fund accepted 2,999,358 Shares for payment at a price equal to 98% of NAV per share determined as of the close of regular trading on the NYSE on February 27, 2006.

On July 17, 2006, the Fund announced that another semi-annual repurchase offer had been triggered under the Repurchase Program during the 13-week measuring period ending June 30, 2006 and that as a result, the offer would be commenced during the then current calendar quarter. The average weekly discount of the Fund during the 13-week measuring period ending June 30, 2006 was 6.63%. After considering the potential impact of a cash repurchase on the Fund, particularly in light of the significant unrealized capital gain embedded in the portfolio securities, the Board, on September 14, 2006, met and concluded that payment for the offer should be made in kind through the delivery of portfolio securities. The tender offer was completed at the end of October 2006 and the Fund accepted the tender of 2,696,734 Shares at a price equal to 98% of NAV per share determined as of the close of regular trading on the NYSE on October 30, 2006. This represented approximately 10% of the Fund’s outstanding Shares. The Board had determined that the benefits of greater participation by smaller shareholders associated with a cash offer were substantially outweighed by the adverse tax consequences that would result from a cash offer. Specifically, under the U.S. Internal Revenue Code of 1986, as amended (the ‘‘Code’’), the Fund must pay out each year substantially all of its net capital gains realized during the year in order to avoid U.S. federal income and excise taxes. In order to satisfy the requirements of the Code, the distributions to shareholders must be paid as dividends that are pro rata to all shareholders. Amounts distributed to shareholders in a repurchase pursuant to a tender offer are generally not eligible to be so treated and do not count towards this distribution requirement. Moreover, the sale of securities to fund a cash repurchase offer typically triggers capital gains, and the amount of these gains needs to be distributed by the end of the year to shareholders. To fund this distribution, more securities would need to be sold, triggering more gains and additional distribution requirements. This ‘‘tax cascade’’ would continue for several years, would create significant taxable distributions for shareholders and at some point could jeopardize the Fund’s viability.

In October 2006, the Board carefully considered the results of the two offers already completed under the Repurchase Program and the anticipated results of the September 2006 offer. The Board believed that the initial goals of the Repurchase Program had been largely achieved. The Fund’s trading discount had been substantially reduced from levels prevailing prior to December 2004 and those major shareholders who wished to exit the Fund had done so. During this time, certain weaknesses of the Repurchase Program had become apparent. Despite its best efforts, the Board had been unable to find ways to facilitate the participation by small shareholders in the Repurchase Program. At the same time, the accumulation of embedded unrealized capital gain — which had grown further since December 2004 and stood at approximately 70% — had made it impractical for the Board to approve further cash tender offers. Projections showed that making further cash tender offers could trigger a tax cascade (described above) that would involve significant payments of realized capital gains to shareholders, reducing the size of the Fund to an impractical level, and would most likely lead to the liquidation of the Fund within a matter of a few years. Such a method of liquidation would not be in the best interests of shareholders and, if shareholders desired liquidation, the Board could identify more constructive means of reaching that conclusion. Accordingly, the Board believed that a modified repurchase program, coupled with the implementation of new guidelines for the Fund’s Share repurchase program would best serve the interests of those shareholders seeking longer term exposure to the Korean equity market. Consequently, contemporaneously with the publication of the offer completed in October 2006, the Board determined to modify the Repurchase Program by replacing the four potential remaining semi-annual 10% offers with one final 15% in-kind repurchase offer that would be made in the first quarter of 2008 if the Shares traded at an average discount of more than 7.5% during the fourth quarter of 2007.

As the average discount during the fourth quarter of 2007 was 7.76%, the final repurchase offer was triggered. The Board met on January 11, 2008 and determined that it is in the best interests of the Fund and its shareholders to conduct the Offer as an in-kind repurchase offer, rather than a cash offer, because the benefits of greater participation by smaller shareholders associated with the cash offer were substantially outweighed by the adverse tax consequences that would result, and that payment for any Shares repurchased in the Offer would be made in-kind through a pro rata distribution of Portfolio Securities held by the Fund.

The Board believes that maintaining the Fund’s closed-end structure provides the best means to achieve the Fund’s investment objective of long-term capital appreciation through investment in securities, primarily equity securities, of Korean companies, especially given the emerging nature of the Korean capital markets, the volatility and the limited liquidity of many of the Fund’s holdings and other relevant market conditions. The Board believes that the long-term and recent performance of the Fund supports this view.

There can be no assurance that this Offer or any other actions taken by the Board will reduce or eliminate any market price discount from NAV of the Shares. The market price of the Shares will also be determined by, among other things, the relative demand for and supply of the Shares in the market, the Fund’s investment performance, the Fund’s dividends and yield, and investor perception of the Fund’s overall attractiveness as an investment as compared with other investment alternatives.

Any Shares repurchased by the Fund pursuant to the Offer will become available for issuance by the Fund without further shareholder action (except as required by applicable law or the rules of national securities exchanges on which the Shares are listed).

Except as set forth above, as referred to in Section 11 or in connection with the operation of the Fund’s dividend reinvestment plan, the Fund does not have any present plans or proposals and is not engaged in any negotiations that relate to or would result in: (a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund or any of its subsidiaries; (b) other than in connection with transactions in the ordinary course of the Fund’s operations and for purposes of funding the Offer, any purchase, sale or transfer of a material amount of assets of the Fund or any of its subsidiaries; (c) any material change in the Fund’s present dividend policy, or indebtedness or capitalization of the Fund; (d) changes to the present Board or management of the Fund, including changes to the number or the term of members of the Board, the filling of any existing vacancies on the Board or changes to any material term of the employment contract of any executive officer; (e) any other material change in the Fund’s corporate structure or business, including any plans or proposals to make any changes in the Fund’s investment policy for which a vote would be required by Section 13 of the 1940 Act; (f) any class of equity securities of the Fund being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association; (g) any class of equity securities of the Fund becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; (h) the suspension of the Fund’s obligation to file reports pursuant to Section 15(d) of the Exchange Act; (i) the acquisition by any person of additional securities of the Fund, or the disposition of securities of the Fund; or (j) any changes in the Fund’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Fund. No other repurchase offers are presently contemplated, but the Board reserves the right to do repurchase offers in the future.

3.    Certain Conditions of the Offer.

Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Fund’s right to extend, amend or terminate the Offer at any time in its sole discretion, the Fund shall not be required to accept for repurchase or, subject to the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, pay for, and may delay the acceptance of or payment for any tendered Shares, if:

(a)	the Fund is not able to procure Portfolio Securities for purposes of conducting the Offer in an orderly manner and consistent with the Fund’s investment objective, policies, status as a regulated investment company under the Code, and applicable law, in order to provide sufficient consideration to repurchase Shares tendered pursuant to the Offer;

(b)	there shall be instituted, pending or threatened before any governmental entity or court any action, proceeding, application or claim, or there shall be any judgment, order or injunction sought or any other action taken by any person or entity, which restrains, prohibits or materially delays the making or consummation of the Offer, challenges the acquisition by the Fund of any Shares pursuant to the Offer or the Board’s fulfillment of its fiduciary obligations in connection with the Offer, seeks to obtain any material amount of damages in connection with the Offer, or otherwise directly or indirectly adversely effects the Offer or the Fund;

(c)	there shall have occurred: (i) any general suspension of trading in or limitation on prices for securities on the NYSE, the Stock Market Division or the KOSDAQ Market Division of the Korea Exchange (KRX), or any other exchange on which the Shares or Portfolio Securities held by the Fund are traded; (ii) any declaration of a banking moratorium or similar action materially adverse to the Fund by U.S. federal, state or local authorities or any governmental authority of the Republic of Korea (‘‘Korea’’) or any other foreign jurisdiction, or any suspension of payment material to the Fund by banks in the United States, the State of New York, Korea or any other jurisdiction; (iii) any limitation having a material adverse effect on the Fund or the issuers of its Portfolio Securities that is imposed by U.S. federal, state or local authorities, or by any governmental authority of Korea or any other foreign jurisdiction, with respect to the extension of credit by lending institutions or the convertibility of foreign currencies; (iv) the commencement of war, armed hostilities, terrorist action or any other international or national calamity directly or indirectly involving the United States or Korea; or (v) any other event or condition which, in the Board’s judgment, would have a material adverse effect on the Fund or its shareholders if the Offer were consummated; or

(d)	the Board determines that effecting the Offer would be inconsistent with applicable legal requirements or would constitute a breach of the Board’s fiduciary duties owed to the Fund or its shareholders.

The Board may modify these conditions in accordance with Section 17, subject to applicable legal and regulatory requirements. The Fund reserves the right, at any time during the pendency of the Offer, to amend, extend or terminate the Offer in any respect. (See Section 17.)

The foregoing conditions are for the Fund’s sole benefit and may be asserted by the Fund regardless of the circumstances giving rise to any such condition (including any action or inaction of the Fund), and any such condition may be waived by the Fund, in whole or in part, at any time and from time to time in its reasonable judgment. The Fund’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Fund concerning the events described in this Section 3 shall be final and binding.

4.    Procedures for Tendering Shares for Repurchase.

A. Proper Tender of Shares.    For Shares to be properly tendered pursuant to the Offer, a shareholder must cause a properly completed and duly executed Letter of Transmittal bearing original signature(s) and the original of any required signature guarantee(s), and all other documents required by the Letter of Transmittal, to be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Repurchase, and must either: (a) cause certificates for tendered Shares to be received by the Depositary at such address or cause such Shares to be delivered pursuant to the procedures for book-entry delivery set forth below (and confirmation of receipt of such delivery to be received by the Depositary), in each case before the Expiration Date; or (b) (in lieu of the delivery of such Share certificates prior to the Expiration Date) such shareholder must comply with the guaranteed delivery procedures set forth below. Letters of Transmittal and certificates representing tendered Shares should not be sent or delivered to the Fund. Shareholders who desire to tender Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that firm to effect a tender on their behalf. Shareholders who do not hold Shares through a broker, dealer, commercial bank, trust company or other nominee may wish to contact one of these entities, deposit their Shares with it and seek its assistance in appointing a Korean Proxy, registering with the FSS, establishing the Korean Securities Account and the USD Account and submitting the Letter of Transmittal and other documents required for participation in the Offer.

In order to tender Shares validly for repurchase pursuant to the Offer, participating shareholders must submit instructions regarding their Shareholder Accounts. The form for these instructions appears in the Letter of Transmittal and, in the case of brokers, dealers, commercial banks, trust companies or other nominees tendering Shares on behalf of clients, on the DTC Delivery Election Form. (See Section 6.)

In order to tender Shares validly for repurchase pursuant to the Offer, participating shareholders who are Japan Holders (as defined below) must acknowledge that they will receive cash in exchange for their repurchased Shares and must certify that they have irrevocably instructed their Korean licensed broker to sell their Portfolio Securities for cash immediately upon the transfer of the Portfolio Securities into their Korean Securities Account. All other participating shareholders must certify that they are not Japan Holders. The forms for these certifications appear in the Letter of Transmittal and, in the case of brokers, dealers, commercial banks, trust companies or other nominees tendering Shares on behalf of clients, on the DTC Delivery Election Form.

For purposes of the Offer, the term ‘‘Japan Holder’’ means any person, broker, dealer, commercial bank, trust company or other record holder of Shares that is a) a natural person who is a resident of Japan or receives the Offer to Repurchase in Japan; 2) a corporation, partnership, limited liability company or other entity organized or incorporated under the laws of Japan or of any local government within Japan (collectively, ‘‘Japan Entities’’); 3) an agency or branch of a non-Japan Entity located in Japan; 4) an estate which is subject to Japanese income tax on all of its income, regardless of the source of such income or the executor or administrator of which is a Japan Holder; and 5) a trust if one or more Japan Holders has authority to control all substantial decisions of the trust or one or more trustees is a Japan Holder.

The required transfer and delivery requirements are described in further detail in the Letter of Transmittal.

Section 14(e) of the Exchange Act and Rule 14e-4 promulgated thereunder make it unlawful for any person, acting alone or in concert with others, directly or indirectly, to request a repurchase of Shares pursuant to the Offer unless at the time of the request, and at the time the Shares are accepted for payment, the person requesting the repurchase has a net long position equal to or greater than the amount requested for repurchase in either: (a) Shares, and will deliver or cause to be delivered such Shares for the purpose of repurchase to the Fund within the period specified in the Offer, or (b) an equivalent security and, upon the acceptance of his or her request to repurchase, will acquire Shares by conversion, exchange, or exercise of such equivalent security to the extent required by the terms of the Offer, and will deliver or cause to be delivered the Shares so acquired for the purpose of requesting the repurchase to the Fund prior to or on the Expiration Date. Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the request to repurchase or guarantee of a request to tender on behalf of another person.

The acceptance of Shares by the Fund for repurchase will constitute a binding agreement between the participating shareholder and the Fund upon the terms and subject to the conditions of the Offer, including the participating shareholder’s representation that the shareholder has a net long position in the Shares being tendered for repurchase within the meaning of Rule 14e-4 and that the request to tender such Shares complies with Rule 14e-4.

B. Signature Guarantees and Method of Delivery.    No signature guarantee is required if: (a) the Letter of Transmittal is signed by the registered holder(s) (including, for purposes of this document, any participant in the DTC book-entry transfer facility whose name appears on DTC’s security position listing as the owner of Shares) of the Shares tendered thereby, unless such holder(s) has completed either the box entitled ‘‘Special Payment Instructions’’ or the box entitled ‘‘Special Delivery Instructions’’ in the Letter of Transmittal or (b) the Shares tendered are tendered for the account of a firm which is a broker, dealer, commercial bank, credit union, savings association or other entity and which is a member in good standing of a stock transfer association’s approved medallion program (such as STAMP, SEMP or MSP) (an ‘‘Eligible Institution’’). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. (See Instruction 2 of the Letter of Transmittal.)

If the Letter of Transmittal is signed by the registered holder(s) of the Shares tendered for repurchase thereby, the signature(s) must correspond with the name(s) as written on the face of the certificate(s) for the Shares tendered for repurchase without any alteration, enlargement or any change whatsoever.

If any of the Shares tendered for repurchase thereby are owned of record by two or more joint owners, all such owners must sign the Letter of Transmittal.

If any of the Shares tendered for repurchase are registered in different names, it is necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations.

If the Letter of Transmittal or any certificates for Shares tendered for repurchase or stock powers relating to Shares tendered for repurchase are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Fund of their authority so to act must be submitted together with the Letter of Transmittal.

If the Letter of Transmittal is signed by the registered holder(s) of the Shares tendered for repurchase, no endorsements of certificates or separate stock powers with respect to such Shares are required unless payment is to be made to, or certificates for Shares not purchased are to be issued in the name of, a person other than the registered holder(s). Signatures on such certificates or stock powers must be guaranteed by an Eligible Institution.

If the Letter of Transmittal is signed by a person other than the registered holder(s) of the certificate(s) listed thereon, the certificate(s) must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the certificate(s) for the Shares involved. Signatures on such certificates or stock powers must be guaranteed by an Eligible Institution. (See subsection D of this Section 4.)

C. Book-Entry Delivery.    Any financial institution that is a participant in the DTC system may make book-entry delivery of tendered Shares in accordance with DTC’s procedures. However, although delivery of Shares may be effected through book-entry transfer at DTC, a Letter of Transmittal (or a copy or facsimile thereof) properly completed and bearing original signature(s) and the original of any required signature guarantee(s) or an Agent’s Message (as defined below) in connection with a book-entry transfer and any other documents required by the Letter of Transmittal, must be received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover page of this Offer to Repurchase, or the participating shareholder must comply with the guaranteed delivery procedures described below.

The term ‘‘Agent’s Message’’ means a message from DTC transmitted to, and received by, the Depositary forming a part of a timely confirmation of a book-entry transfer of Shares (a ‘‘Book-Entry Confirmation’’) which states that (a) DTC has received an express acknowledgment from the DTC participant tendering the Shares for repurchase that are the subject of the Book-Entry Confirmation, (b) the DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal, and (c) the Fund may enforce such agreement against the DTC participant. Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary.

D. Guaranteed Delivery.    Notwithstanding the foregoing, if a shareholder desires to tender Shares pursuant to the Offer and the certificates for the Shares to be tendered are not immediately available, or time will not permit the Letter of Transmittal and all documents required by the Letter of Transmittal to reach the Depositary prior to the Expiration Date, or a shareholder cannot complete the procedures for delivery by book-entry transfer on a timely basis, then such shareholder’s Shares nevertheless may be tendered, provided that all of the following conditions are satisfied:

(a)	the tender is made by or through an Eligible Institution;

(b)	a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by the Fund is received by the Depositary prior to the Expiration Date; and

(c)	the certificates for all such tendered Shares, in proper form for transfer, or a Book-Entry Confirmation with respect to such Shares, as the case may be, together with a Letter of Transmittal properly completed and bearing original signature(s) and the original of any required signature guarantee(s) (or, in the case of a book-entry transfer, an Agent’s Message) and any documents required by the Letter of Transmittal, are received by the Depositary prior to 5:00 p.m., Eastern time, on the third NYSE trading day after the date of receipt by the Depositary of a properly completed and duly executed Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution and a representation that the shareholder owns the Shares tendered for repurchase within the meaning of, and that the tender of the Shares effected thereby complies with, Rule 14e-4 under the Exchange Act, each in the form set forth in the Notice of Guaranteed Delivery.

THE METHOD OF DELIVERY OF ANY DOCUMENTS, INCLUDING SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE OPTION AND SOLE RISK OF THE PARTICIPATING SHAREHOLDER. IF DOCUMENTS ARE SENT BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.    Shareholders have the responsibility to cause: (a) the tender of their Shares for repurchase (in proper certificated or uncertificated form); (b) the timely delivery of a properly completed Letter of Transmittal (including original signature(s) and the original of any required signature guarantee(s)) or Agent’s Message; and (c) the timely delivery of all other documents required by the Letter of Transmittal. Timely delivery is a condition precedent to acceptance of Shares for repurchase pursuant to the Offer and to payment of the Portfolio Securities.

Notwithstanding any other provision hereof, payment for Shares accepted for repurchase pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share certificates evidencing such Shares or a Book-Entry Confirmation of the delivery of such Shares (if available), a Letter of Transmittal properly completed and bearing original signature(s) and the original of any required signature guarantee(s) or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the Letter of Transmittal.

E. Determinations of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, which determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders determined not to be in appropriate form or to refuse to accept for payment or repurchase, or pay for, any Shares if, in the opinion of the Fund’s counsel, accepting, purchasing or paying for such Shares would be unlawful. The Fund also reserves the absolute right to the extent permitted by law to waive any of the conditions of the Offer or any defect in any tender, whether generally or with respect to any particular Share(s) or shareholder(s). The Fund’s interpretations of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) shall be final and binding.

NONE OF THE FUND, THE BOARD, THE INVESTMENT MANAGER, THE SUBADVISER, THE INFORMATION AGENT, THE DEPOSITARY NOR ANY OTHER PERSON IS OR WILL BE OBLIGATED TO GIVE ANY NOTICE OF ANY DEFECT OR IRREGULARITY IN ANY TENDER, AND NONE OF THE FOREGOING PERSONS WILL INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTICE.

F. United States Federal Income Tax Withholding.    Under the U.S. federal income tax backup withholding rules, the Depositary would generally be required to withhold 28% of the gross payments made pursuant to the offer to any U.S. Shareholder (as defined below) that is not a tax-exempt person unless such U.S. Shareholder has completed and submitted to the Depositary an IRS Form W-9. In order to avoid the possibility of backup withholding, all participating U.S. Shareholders are required to provide the Depositary with a properly completed and signed IRS Form W-9. Failure of a U.S. Shareholder to provide the Depositary with a completed and signed Form W-9 will result in a defective submission, and the Fund will be unable to repurchase such shareholder’s Shares. A ‘‘U.S. Shareholder’’ is a ‘‘U.S. person’’ within the meaning of the Code. In general, a ‘‘U.S. Shareholder’’ is a shareholder that is (a) an individual who is a citizen or resident of the United States; (b) a corporation or partnership, or other entity taxed as a corporation or partnership, created or organized in the United States or under the law of the United States or of any State thereof; (c) an estate the income of which is subject to United States federal income taxation regardless of the source of such income; or (d) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

In order to avoid the possibility of withholding of U.S. federal income taxes, participating Non-U.S. Shareholders (as defined below) must provide the Depositary with a completed IRS Form W-8BEN, or another type of Form W-8 appropriate to the particular Non-U.S. Shareholder. Failure to provide the Depositary with the appropriate Form W-8 will result in a defective submission and the Fund will be unable to repurchase the participating Non-U.S. Shareholder’s Shares. For this purpose, a ‘‘Non-U.S. Shareholder’’ is any shareholder that is not a ‘‘U.S. person’’ within the meaning of the Code. Copies of Form W-8BEN are provided with the Letter of Transmittal for Non-U.S. Shareholders. Other types of Form W-8 can be found on the IRS website at www.irs.gov/formspubs/index.html.

FAILURE OF A PARTICIPATING SHAREHOLDER TO SUBMIT THE DOCUMENTATION DESCRIBED ABOVE WILL RESULT IN AN INVALID SUBMISSION OF SHARES FOR PARTICIPATION IN THE OFFER AND, ACCORDINGLY, SUCH SHAREHOLDER’S TENDERED SHARES WILL NOT BE ACCEPTED FOR REPURCHASE.

5.    Withdrawal Rights.

At any time prior to the Expiration Date, and, if the Shares have not by then been accepted for payment by the Fund, at any time prior to the earlier of (i) the time of such acceptance and (ii) May 15, 2008, any shareholder may withdraw all, but not less than all, of the Shares that the shareholder has tendered.

To be effective, a written notice of withdrawal of Shares tendered for repurchase must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Repurchase. Shareholders may also send a facsimile transmission notice of withdrawal, which must be timely received by the Depositary prior to the Expiration Date, and the original notice of withdrawal must be delivered to the Depositary by overnight courier or by hand the next day. Any notice of withdrawal must specify the name(s) of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn (which may not be less than all of the Shares tendered by the shareholder) and, if one or more certificates representing such Shares have been delivered or otherwise identified to the Depositary, the name(s) of the registered owner(s) of such Shares as set forth in such certificate(s) if different from the name(s) of the person tendering the Shares. If one or more certificates have been delivered to the Depositary, then, prior to the release of such certificate(s), the certificate number(s) shown on the particular certificate(s) evidencing such Shares must also be submitted and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution.

All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by the Fund in its sole discretion, which determination shall be final and binding. Shares properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. Withdrawn Shares, however, may be re-tendered for repurchase by following the procedures described in Section 4 prior to the Expiration Date. Except as otherwise provided in this Section 5, tenders of Shares made pursuant to the Offer will be irrevocable.

NONE OF THE FUND, THE BOARD, THE INVESTMENT MANAGER, THE SUBADVISER, THE INFORMATION AGENT, THE DEPOSITARY NOR ANY OTHER PERSON IS OR WILL BE OBLIGATED TO GIVE ANY NOTICE OF ANY DEFECT OR IRREGULARITY IN ANY NOTICE OF WITHDRAWAL, NOR SHALL ANY OF THEM INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTICE.

6.    Payment for Shares.

For purposes of the Offer, the Fund will be deemed to have accepted for payment and repurchased Shares that are tendered for repurchase (and not timely withdrawn in accordance with Section 5) when, as and if the Fund gives oral or written notice to the Depositary of its acceptance of such Shares for repurchase pursuant to the Offer. Under the Exchange Act, the Fund is obligated to pay for or return Shares tendered for repurchase promptly after the termination, expiration or withdrawal of the Offer. Upon the terms and subject to the conditions of the Offer, the Fund will distribute Portfolio Securities as payment for properly tendered Shares as soon as practicable after the Expiration Date.

The sale proceeds of the Offer will be paid in a pro rata portion of the Portfolio Securities then held by the Fund except for: (a) securities that are not traded on a public securities market or for which quoted bid and ask prices are not available; (b) securities that, if distributed, would be required to be registered under the Securities Act, or securities regulations applicable in other countries; (c) securities issued by entities in countries which restrict or prohibit the holding of securities by non-nationals other than through qualified investment vehicles, or whose distribution would otherwise be contrary to applicable local laws, rules or regulations; and (d) certain portfolio assets (such as forward currency exchange contracts, futures and options contracts, and purchase agreements) that, although they may be liquid and marketable, involve the assumption of contractual obligations, require special trading facilities or can be traded only with the counterparty to the transaction in order to effect a change in beneficial ownership. With respect to the Portfolio Securities, as to fractional Shares and/or odd lots of securities, and with respect to any amounts attributable to any cash position held by the Fund (including short-term non-equity securities), the Fund will (a) pay cash (in U.S. dollars); (b) round off (up or down) odd lots or fractional Shares so as to eliminate them prior to distribution; or (c) pay a higher pro rata percentage of equity securities equivalent to the value thereof. The choice of option (a), (b) or (c) with respect to the treatment of fractional Shares and/or odd lots of securities is at the sole discretion of the Fund.

Portfolio Securities distributed in the Offer will be valued on the Repurchase Pricing Date in the same manner as they would be valued for the purposes of computing the Fund’s NAV. In the case of Portfolio Securities traded on a public securities market for which public price quotations are available, this means that their NAV will be their last reported sales price on the exchange on which the securities are primarily traded (with respect to Portfolio Securities traded on the KRX, the last reported closing price), or, if the securities are not listed on an exchange or the public securities market, or, if there is no such reported price, the average of the most recent bid and asked price (or, if no such asked price is available, the last quoted bid prices). The Portfolio Securities distributed to shareholders pursuant to the Offer will be limited to securities that are traded on a public securities market or for which quoted bid and ask prices are available.

In order to comply with applicable Korean laws and regulations, each participating shareholder (or the holders of legal title to the Shares if legal and beneficial ownership are held by different persons) must appoint a Korean Proxy, register with the FSS and establish a Korean Securities Account. Shareholders should note that establishing a Korean Securities Account may require more time than opening a comparable securities account in the United States. Accordingly, participating shareholders should promptly make these arrangements. The Korean Proxy may register the participating shareholder (or the holders of legal title to the Shares if legal and beneficial ownership are held by different persons) with the FSS and establish the Korean Securities Account on the shareholder’s behalf. Properly tendered Shares accepted by the Fund for repurchase will be cancelled as soon as practicable after the Expiration Date. The Fund’s obligation with respect to any participating shareholder to make payment for such Shares shall be satisfied when the Fund gives written or oral instructions to the Subcustodian to deposit the Portfolio Securities into such participating shareholder’s Korean Securities Account (except for American Depositary Receipts, which will be deposited in the participating shareholder’s DTC account) and any cash proceeds into such participating shareholder’s USD Account.

Participating shareholders may experience a delay in the transfer of Portfolio Securities into their Korean Securities Account due to the time required to clear the transfer of title to the Portfolio Securities under Korean securities trade clearing practices. The Fund will not pay interest on the repurchase price for this or any other reason.

In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of:

(a)	a Letter of Transmittal (or a copy thereof) properly completed and duly executed with any required signature guarantee(s), or an Agent’s Message in connection with a book-entry transfer;

(b)	a certificate evidencing Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC pursuant to the procedure set forth in Section 4; and

(c)	all other documents required by the Letter of Transmittal.

The Fund is paying the costs of conducting the Offer, which include the costs of printing and mailing materials to shareholders, certain legal and filing fees and the fees and expenses of the Depositary and Information Agent as well as the cost of the Fund’s Korean tax agents for the Offer, which is estimated in the aggregate to be U.S. $60,000. Participating shareholders will pay the costs associated with distributing Portfolio Securities pursuant to the Offer (generally, any fees charged by the Subcustodian to transfer the Portfolio Securities, the Korean securities transaction tax, certain transfer taxes and custodial expenses), which shall be deducted directly from each participating shareholder’s proceeds from the repurchase. Participating shareholders will bear any transaction costs associated with transferring and delivering the Portfolio Securities and cash proceeds to such participating shareholder’s Shareholder Accounts. The actual per-share expenses of effecting the repurchases will depend on a number of factors, including the number of Shares tendered, the Fund’s portfolio composition at the time and market conditions prevailing during the liquidation process. Per-share expenses borne by a participating shareholder will likely increase to the extent that the Fund repurchases fewer Shares from such participating shareholder. Shareholders wishing to sell Shares should consider whether participating in the Offer, in light of these transaction costs, is cost-effective versus selling Shares on the NYSE at the prevailing market price (which will likely differ from the repurchase price). Brokers, dealers or other institutions also may charge fees to a participating shareholder for processing a repurchase request and sending it to the Depositary. A participating shareholder may also incur expenses associated with the appointment of a Korean Proxy and the establishment of the Korean Securities Account and USD Account.

Certificates representing Shares tendered but not repurchased will be returned promptly following the termination, expiration or withdrawal of the Offer, without further expense to the participating shareholder. The Fund will not be obligated to repurchase Shares pursuant to the Offer under certain conditions. (See Section 3.)

In order to tender Shares validly for repurchase pursuant to the Offer, participating shareholders must complete and sign the appropriate IRS Form W-8 or IRS Form W-9, as applicable, and provide such form to the Depositary together with the Letter of Transmittal. Failure of a participating shareholder to do so will result in a defective submission and the Fund will not repurchase such shareholder’s Shares. (See Section 4.F.)

7.    Source and Amount of Consideration.

The actual cost of the Offer to the Fund cannot be determined at this time because the number of Shares to be repurchased will depend on the number of Shares tendered for repurchase, and the price will be based on the NAV per Share on the Repurchase Pricing Date. If the NAV per Share on the Repurchase Pricing Date were $24.33, which was the NAV per Share on March 12, 2008, and if shareholders tendered all Shares offered for repurchase pursuant to the Offer, payments by the Fund to the participating shareholders would be approximately $102,603,157. (See the Pro Forma Capitalization Table, Section 8.) The Fund will not be responsible for the costs of distributing the Portfolio Securities, including any transaction expenses and fees and the costs associated with the services of the Subcustodian, which will be paid by participating shareholders.

The consideration which participating shareholders will receive under the terms of the Offer consists of pro rata portions of Portfolio Securities and cash held by the Fund (together with the Portfolio Securities, the ‘‘Consideration’’), as described above. As of March 12, 2008, approximately 93.54% of the Fund’s portfolio was invested in securities of companies listed on the Stock Market Division of the Korea Exchange, approximately 0.09% of the Fund’s portfolio was invested in securities of companies that are not listed on the Stock Market Division of the Korea Exchange and approximately 6.37% of the Fund’s portfolio was invested in cash and cash equivalents.

No funds are expected to be borrowed, directly or indirectly, for the purpose of the Offer. There are no alternative financing arrangements or alternative financing plans. There are no material conditions to the availability of the Consideration for the purposes of this Offer, except as set forth herein. (See Section 3.)

8.    Effects of the Offer; Consequences of Participation.

THE OFFER MAY HAVE CERTAIN ADVERSE CONSEQUENCES FOR PARTICIPATING AND NON-PARTICIPATING SHAREHOLDERS. PLEASE SEE BELOW.

A. Effects on Value of Portfolio Securities.    The Fund’s investments and the Portfolio Securities may decrease in value following the Offer, depending on the level of participation in the Offer and whether and when participating shareholders choose to dispose of the Portfolio Securities after the Offer. Because of the size of the Fund and the relatively high price volatility, low liquidity and small market capitalization of the Korean securities markets, if a large percentage of shareholders participate in the Offer and choose to sell the Portfolio Securities shortly after receiving them, there could be an adverse impact on the Korean securities markets or on the market prices of the Portfolio Securities and the Fund’s other investments, which would affect both participating and non-participating shareholders.

B. Effects on the Fund.    The repurchase of Shares pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of non-participating shareholders and reducing the NAV of the Fund. This reduction in the NAV of the Fund will likely cause the ratio of the Fund’s expenses to its NAV to increase. Additionally, a reduction in the number of Shares issued and outstanding may reduce the liquidity and the depth of the trading market for Fund Shares.

C. Pro Forma Effects on Fund Capitalization.    The repurchase by the Fund of the Shares will reduce the Fund’s net assets (that is, its assets less its liabilities). The following table sets forth the net assets of the Fund as of March 12, 2008, adjusted to give effect to the Offer (excluding expenses and assuming the Fund repurchases 15% of its outstanding Shares as of such date pursuant to the Offer):

Pro Forma Capitalization(1)

	As of March 12, 2008	Adjustment for Repurchase at $23.84 per Share(2)	Pro Forma
Total net assets	$697,977,604	$(102,603,157)	$595,374,447
Shares outstanding	28,688,066	(4,303,210)	24,384,856
NAV per Share(3)	$24.33	$0.09	$24.42

(1)	This table assumes repurchase by the Fund of 4,303,210 Shares, equal to 15% of the Fund’s outstanding Shares as of March 12, 2008.
(2)	This amount represents 98% of the Fund’s NAV per share as of March 12, 2008. Shares repurchased pursuant to the Offer will be purchased at a 2% discount to NAV on the Repurchase Pricing Date, which may be more or less than $24.33 per Share, and the pro forma NAV per Share also may be more or less than that shown above.
(3)	The NAV per Share of the Fund is determined as of the close of regular trading on the NYSE by dividing the total assets of the Fund, less all liabilities, by the total number of Shares outstanding.

D. Expenses of Participating Shareholders.    Without consideration of any potential tax consequences to participating shareholders, the actual per-share expense incurred by shareholders participating in the Offer will depend on many factors, including but not limited to the number of Shares tendered for repurchase by such participating shareholder, expenses associated with establishing the Korean Securities Account and the USD Account and any fees and expenses paid to a U.S. financial institution for submitting the documentation necessary for participation in the Offer. The impact of such per-share expenses on a participating shareholder will depend in part on how many Shares the Fund repurchases from such participating shareholder; per-share expenses borne by a participating shareholder might increase to the extent that the Fund repurchases fewer Shares from such participating shareholder. Shareholders wishing to tender Shares should consider whether participating in the Offer, in light of these transaction costs, is cost-effective versus selling Shares on the NYSE at the prevailing market price (which will likely differ from the repurchase price).

E. Consequences of Receipt of Korean Portfolio Securities.    Participating shareholders may wish to retain Portfolio Securities as a long-term investment. The Fund is not providing shareholders with specific information regarding any Portfolio Securities and participating shareholders may not have the means effectively to monitor, or to monitor as efficiently as a managed investment vehicle, the performance of the Portfolio Securities and to assess their associated risks. Although the Korean issuers of the Portfolio Securities to be distributed pursuant to the Offer are all publicly listed Korean companies, Korean disclosure rules may not require publicly disclosed information regarding such issuers to be as current as information provided by U.S. public companies or for such information to be made available in languages other than Korean. Korean public companies may also be subject to less stringent disclosure standards and regulatory oversight than U.S. companies.

Direct investment in Korean securities involves further considerations that are not normally associated with investments in U.S. securities, including (a) relatively high price volatility and lesser liquidity; (b) currency fluctuations and the cost of converting Korean Won into U.S. dollars; (c) restrictions on foreign investment (including potential prohibitions against foreigners participating in rights offerings) and potential restrictions on repatriation of capital invested in Korea and remittance of profits and dividends accruing thereon; and (d) political, economic and social risks and uncertainties.

There also may be additional future costs participating shareholders incur in retaining the Portfolio Securities. If participating shareholders receive Portfolio Securities and then determine to liquidate the Portfolio Securities, such participating shareholders would be subject to investment and currency risks as well as any additional expenses and tax consequences associated with liquidating Portfolio Securities. Shareholders are encouraged to consult with their financial and tax advisors regarding these issues.

THE VALUE OF THE PORTFOLIO SECURITIES MAY DECREASE OR INCREASE BETWEEN THE EXPIRATION DATE AND THE REPURCHASE PRICING DATE, AND BETWEEN THE REPURCHASE PRICING DATE AND THE DATE ON WHICH THE PORTFOLIO SECURITIES ARE ACTUALLY TRANSFERRED INTO PARTICIPATING SHAREHOLDERS’ KOREAN SECURITIES ACCOUNTS. PARTICIPATING SHAREHOLDERS WILL BEAR THESE MARKET RISKS.

F. Tax Consequences of Participating Shareholders.    The repurchase of Shares tendered by participating U.S. Shareholders in exchange for Portfolio Securities pursuant to the Offer will generally have U.S. federal income tax consequences, and the subsequent ownership and sale by participating Shareholders of such Portfolio Securities may also have U.S. and Korean tax consequences. In addition, non-participating shareholders may also be subject to certain U.S. tax consequences. See Sections 14 (‘‘Certain United States Federal Income Tax Consequences’’) and 15 (‘‘Certain Korean Tax Consequences’’).

9.    Price Range of Shares; Dividends/Distributions.

The following table sets forth, for the periods indicated, the high and low NAVs per Share and the high and low closing sale prices per Share as reported on the NYSE Composite Tape, and the amounts of cash dividends/distributions per Share paid during such periods.

	Net Asset Value		Market Price		Dividends/ Distributions
	High	Low	High	Low
Year (ending December 31)
2003
1st Quarter	17.52	13.17	14.26	11.36	0.000
2nd Quarter	18.07	13.50	15.46	11.70	0.000
3rd Quarter	20.26	17.80	17.11	15.00	0.000
4th Quarter	21.32	18.86	18.35	16.14	0.300
2004
1st Quarter	24.26	21.33	21.42	18.53	0.000
2nd Quarter	25.26	19.19	22.15	17.00	0.000
3rd Quarter	22.84	19.67	21.15	16.67	0.000
4th Quarter	26.08	21.60	24.17	19.39	0.650
2005
1st Quarter	30.21	24.67	28.97	22.80	0.000
2nd Quarter	29.44	26.83	27.90	25.00	0.000
3rd Quarter	35.42	29.14	33.40	27.45	0.000
4th Quarter	39.50	32.44	36.90	30.02	0.850
2006
1st Quarter	41.90	38.18	39.80	36.37	0.000
2nd Quarter	44.71	35.72	42.71	32.30	0.000
3rd Quarter	40.48	36.13	37.54	33.52	0.000
4th Quarter	43.22	36.17	41.99	34.17	7.120
2007
1st Quarter	36.25	33.78	35.45	30.82	0.000
2nd Quarter	44.10	36.53	40.75	33.51	0.000
3rd Quarter	49.12	39.38	46.06	35.82	0.000
4th Quarter	54.56	28.98	50.80	26.12	17.410

As of the close of business on March 12, 2008, the Fund’s NAV was $24.33 per Share, and the high, low and closing prices per Share on the NYSE on that date were $22.80, $22.30 and $22.37, respectively. Prior to the expiration of the Offer, daily NAV quotations can be obtained in the manner indicated in Section 1.

The tender of Shares, unless and until such tendered Shares are accepted for repurchase, will not affect the record ownership of any such tendered Shares for purposes of entitlement to any dividends payable by the Fund.

10.    Selected Financial Information.

The table below is intended to help you understand the financial performance of the Fund. This information, except as indicated, has been derived from audited financial statements of the Fund, which are incorporated herein by reference to the Fund’s annual report to shareholders. The annual and semi-annual reports may be obtained without charge by writing to the Information Agent at The Altman Group, 60 East 42nd Street, Suite 405, New York, NY 10165, by calling 800-622-1649 or on the Internet at www.sec.gov or at www.thekoreafund.com.

FINANCIAL HIGHLIGHTS

The following table includes per-Share performance data for a Share of the Fund, total investment return, ratios to average net assets and other supplemental data for each period indicated. This information has been derived from information provided in the financial statements and market price data for the Shares.

	Year ended June 30,
	2007	2006	2005	2004	2003
Net asset value, beginning of year	$38.87	$29.10	$21.55	$17.62	$20.20
Investment Operations:
Net investment income (1)	0.38	0.33	0.40	0.20	0.17
Net realized and unrealized gain (loss) on investments, redemptions-in-kind, investments in Affiliates and foreign currency transactions	10.36	9.89	7.80	3.90	(1.90)
Total from investment operations	10.74	10.22	8.20	4.10	(1.73)
Dividends and Distributions to Stockholders from:
Net investment income	(0.45)	(0.50)	(0.45)	(0.30)	(0.18)
Net realized gains	(6.67)	(0.35)	(0.20)	—	(0.67)
Total dividends and distributions to stockholders	(7.12)	(0.85)	(0.65)	(0.30)	(0.85)
Capital Share Transactions:
Accretion to net asset value, resulting from share repurchases, shares tendered and reinvestment of distributions for shares at value	0.08	0.40	—	0.13	0.00(2)
Net asset value, end of year	$42.57	$38.87	$29.10	$21.55	$17.62
Market price, end of year	$39.59	$36.33	$27.35	$18.85	$14.99
Total Return: (3)
Net asset value	31.08%	36.50%	38.43%	24.07%	(8.34)%
Market price	32.39%	35.72%	49.06%	27.66%	(4.29)%
RATIOS/SUPPLEMENTAL DATA:
Net assets, end of year (000)	$1,033,216	$1,048,087	$1,300,842	$963,133	$878,642
Ratio of expenses to average net assets	0.96%	0.89%	1.13%	1.27%	1.26%
Ratio of net investment income to average net assets	0.99%	0.90%	1.58%	0.94%	0.99%
Portfolio turnover	50%	9%	10%	20%	7%

(1)	Calculated on average shares outstanding.
(2)	Amount less than $0.005 per share.
(3)	Total return is calculated by subtracting the value of an investment in the Fund at the beginning of the specified period from the value at the end of the period and dividing the remainder by the value of the investment at the beginning of the period and expressing the result as a percentage. The calculation assumes that all income dividends and capital gain distributions have been reinvested. The Fund’s NAV total returns for periods prior to the year ended June 30, 2007 have been modified to reflect the reinvestment of dividends on the ex-dividend date at NAV. Total return does not reflect broker commissions.

SUMMARY OF SELECTED FINANCIAL INFORMATION
FOR THE PERIODS INDICATED BELOW

	Year Ended June 30, 2007 (Audited)	Year Ended June 30, 2006 (Audited)	Year Ended June 30, 2005 (Audited)	Year Ended June 30, 2004 (Audited)	Year Ended June 30, 2003 (Audited)
STATEMENT OF OPERATIONS:
Investment Income	$18,940,017	$20,252,563	$30,727,238	$22,359,705	$19,480,512
Expenses	9,301,594	10,116,980	12,780,386	12,887,255	10,912,038
Expense Reductions	(5,505)	(11,817)	(37,284)	(23,592)	(25,997)
Net Expenses	9,269,089	10,105,163	12,743,102	12,863,663	10,886,041
Net investment income	9,643,928	10,147,400	17,984,136	9,496,042	8,594,471
REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENT TRANSACTIONS:
Net realized gain (loss) on:
Investments	466,362,641	450,842,453	17,516,558	21,259,065	(14,779,335)
Won related transactions	(1,594,605)	949,180	4,017,087	1,206,876	2,529,855
Net unrealized appreciation (depreciation) of:
Investments	(210,861,973)	(116,092,258)	328,641,895	178,964,837	(80,479,942)
Won related transactions	(145,704)	767,067	(1,394,566)	536,916	(2,624,557)
Net gain (loss) on investments transactions	253,760,359	336,466,442	348,780,974	201,967,694	(95,353,979)
Net Increase (Decrease) in Net Assets from Operations	263,404,287	346,613,842	366,765,110	211,463,736	(86,759,508)
STATEMENTS OF ASSETS AND LIABILITIES:
Total Assets	1,113,187,769	1,127,634,976	1,302,640,599	968,795,808	880,321,849
Total Liabilities	79,971,624	79,548,390	1,798,950	5,663,295	1,679,413
Net Assets, at value	1,033,216,145	1,048,086,586	1,300,841,649	963,132,513	878,642,436
Net asset value per share	42.57	38.87	29.10	21.55	17.62

SUMMARY OF ANNUAL NAV DISCOUNTS AND PREMIUMS

Shares have traded at varying relationships to per-Share NAV. The following table shows the relationship between price on the NYSE and NAV per Share for the calendar years indicated:

	Premium or Discount as a Percentage
Year	Average	High		Low
1991	30.81%	54.92%	(8/30/91)	−4.49%	(12/18/91)
1992	14.32	45.88	(11/20/92)	−15.3	(3/31/92)
1993	26.33	44.23	(12/31/93)	0.81	(12/27/93)
1994	15.48	37.04	(1/7/94)	−10.28	(10/31/94)
1995	3.08	13.52	(5/26/95)	−8.91	(1/31/95)
1996	7.45	68.23	(1/3/96)	−2.02	(10/21/96)
1997	7.01	61.08	(12/24/97)	−24.71	(11/12/97)
1998	10.61	57.3	(1/5/98)	−7.78	(12/24/98)
1999	−13.05	4.99	(1/19/99)	−29.12	(12/22/99)
2000	−27.95	−17.44	(12/29/00)	−35.48	(6/6/00)
2001	−18.01	−12.7	(1/3/01)	−21.74	(9/19/01)
2002	−18.15	−11.61	(3/1/02)	−24.16	(9/23/02)
2003	−16.05	−12.41	(6/6/03)	−20.45	(11/20/03)
2004	−10.91	−5.94	(10/7/04)	−15.98	(8/6/04)
2005	−5.86	−2.37	(12/2/05)	−11.04	(12/29/05)
2006	−5.95	−1.87	(2/16/06)	−9.65	(5/22/06)
2007	−7.01	−1.6	(1/12/07)	−12.88	(8/15/07)

11.    Interest of Directors, Executive Officers and Certain Related Persons.

Information, as of particular dates, concerning the Fund’s directors and executive officers, their remuneration, any material interest of such persons in transactions with the Fund and other matters, is required to be disclosed in proxy statements distributed to the Fund’s shareholders and filed with the Commission. The table below sets forth the number of Shares and percentage of outstanding Shares beneficially owned by the directors and officers of the Fund as of March 12, 2008.

Name and Position **	Aggregate Number of Shares Beneficially Owned
Julian Reid, Chairman*	316
Richard A. Silver, Director*	472
Ronaldo A. da Frota Nogueira, Director*	6,300
Christopher Russell, Director*	0
Kesop Yun, Director*†	0
Robert Goldstein, President and Chief Executive Officer	0
Brian S. Shlissel, Treasurer and Principal Financial and Accounting Officer	0
Thomas J. Fuccillo, Secretary and Chief Legal Officer	0
Youse E. Guia, Chief Compliance Officer	0

*	No director or executive officer has any right to acquire additional shares. Percentage of shares beneficially owned equals less than ¼ of 1% of Shares of the Fund. The total percentage of shares beneficially owned by all directors and executive officers equals less than ¼ of 1% of Shares of the Fund.

**	The address of each named director and executive officer is c/o The Korea Fund, 1345 Avenue of the Americas, New York, NY 10105.

†	Mr. Yun, as a professor at Seoul National University, is subject to the ‘‘Code of Professional Ethics of Government Officials,’’ which currently prevents him from owning real estate or financial assets in foreign countries (including securities of the Fund).

Neither the Fund nor, to the best of the Fund’s knowledge, any of the Fund’s directors or officers, or associates of any of the foregoing, has effected any transaction in Shares, except for dividend reinvestment, during the past 60 days. Except as set forth in this Offer to Repurchase, neither the Fund, nor, to the best of the Fund’s knowledge, any of the Fund’s directors or officers, is a party to any agreement, arrangement, or understanding, whether or not legally enforceable, with any other person with respect to any securities of the Fund, including, but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. Except as set forth in this Offer to Repurchase, there is no present or proposed material agreement, arrangement, understanding or relationship with respect to the Offer between the Fund and any of its executive officers, directors, controlling persons or subsidiaries. Based upon information provided or available to the Fund, no director, officer or affiliate of the Fund intends to tender Shares pursuant to the Offer.

During the 60 days prior to the date of this Offer to Repurchase, the Fund did not purchase any Shares in the open market.

12.    Certain Information About the Fund.

The Fund is a Maryland corporation with its principal executive offices located at 1345 Avenue of the Americas, New York, NY 10105 (telephone number (800) 285-4086). The Fund is a closed-end, non-diversified, management investment company. The Fund first issued Shares to the public on August 22, 1984. As a closed-end investment company, the Fund differs from an open-end investment company (i.e., a mutual fund) in that it does not redeem its Shares at the election of a shareholder. The Fund’s investment objective is long-term capital appreciation through investment in securities, primarily equity securities, of Korean companies.

The Investment Manager is a limited liability company organized under the laws of Delaware and a registered investment adviser under the Investment Advisers Act of 1940, as amended (the ‘‘Advisers Act’’). The Investment Manager has served as investment manager to the Fund since April 1, 2007. The Investment Manager’s principal business address is 4 Embarcadero Center, 28th Floor, San Francisco, CA 94111.

The Subadviser is a corporation organized under the laws of Hong Kong. The Subadviser is registered as an investment adviser under the Advisers Act and began serving as Subadviser to the Fund on April 1, 2007. The address of the Subadviser is 21/F, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong. The Subadviser renders investment advisory and management services with regard to that portion of the Fund’s portfolio allocated to it by the Investment Manager.

The Investment Manager and Subadviser are each wholly owned indirect subsidiaries of Allianz SE, a publicly traded German insurance and financial services company. RCM is a global investment organization consisting of separate affiliated entities with offices in key financial centers around the world, including San Francisco, London, Frankfurt, Hong Kong, Tokyo and Sydney. RCM is part of the Allianz Global Investors Group and manages mutual funds and unit trusts, insurance funds, corporate funds, pension funds, endowment and charity funds and government institutional monies in North America, Europe and Asia Pacific. The investment management business of RCM in the Asia Pacific region was established in Hong Kong in 1983 (formerly Thornton Management), providing international investors with specialist Asian equity management through a range of mutual funds and discretionary management services. Hong Kong remains RCM’s regional center with 30 investment professionals managing a range of Asian regional and single country portfolios. RCM Asia Pacific also has offices in Tokyo and Sydney.

13.    Additional Information.

The Fund has filed with the Commission a Schedule TO, which provides additional information relating to the Offer. You may inspect and obtain a copy of Schedule TO at the prescribed rates at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Copies of Schedule TO may also be obtained by mail at the prescribed rates from the Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The Fund’s filings are also available to the public on the Commission’s website at www.sec.gov.

14.    United States Federal Income Tax Consequences.

The following discussion is a general summary of the U.S. federal income tax consequences to participating shareholders. The U.S. federal income tax consequences of participation in the Offer can vary depending on a shareholder’s circumstances. Shareholders should consult their own tax advisors with respect to the tax consequences of a repurchase of Shares pursuant to the Offer, including the application of foreign, state and local income tax laws.

A.    United States Federal Income Tax Consequences of the Offer to Shareholders.

i.    Characterization of the Repurchase as a Sale or Exchange. For U.S. federal income tax purposes, a repurchase of Shares pursuant to the Offer will be treated as a taxable sale or exchange of the Shares if, after the application of certain constructive ownership rules, the tender completely terminates the shareholder’s interest in the Fund, is treated as a distribution that is ‘‘substantially disproportionate’’ or is treated as a distribution that is ‘‘not essentially equivalent to a dividend.’’ For this purpose, a ‘‘substantially disproportionate’’ repurchase is one that reduces the shareholder’s percentage voting interest in the Fund by more than 20% and after which the shareholder owns a less-than-50% voting interest in the Fund. Also for this purpose, a repurchase is ‘‘not essentially equivalent to a dividend’’ if it results in a ‘‘meaningful reduction’’ of a shareholder’s percentage interest in the Fund. Whether a reduction is ‘‘meaningful’’ depends on a shareholder’s particular facts and circumstances. If the transaction is treated as a sale or exchange for tax purposes, the difference between (i) the sum of the value of the Portfolio Securities and any cash received and (ii) the participating shareholder’s basis in the Shares repurchased will be taxed as a capital gain or loss by shareholders who hold their Shares as a capital asset and as a long-term capital gain or loss if such Shares have been held for more than twelve months. A participating shareholder’s tax basis in the portfolio securities received will then be equal to the fair market value of the Portfolio Securities on the date that the Offer is consummated. All or a portion of any loss realized upon a taxable disposition of Shares will be disallowed if other Shares of the Fund are purchased within 30 days before or after the disposition. In such a case, the basis of the newly purchased Shares will be adjusted to reflect the disallowed loss.

ii. Possible Characterization of the Repurchase as a Distribution to Both Participating and Non-Participating Shareholders.    If a repurchase of Shares does not qualify for sale or exchange treatment, the proceeds received by a shareholder may be taxed as a dividend to the extent of the tendering shareholder’s allocable share of the Fund’s earnings and profits, and thereafter as a nontaxable return of capital to the extent of the shareholder’s basis in the Shares. Any proceeds in excess of the shareholder’s basis in the Shares will be taxable as capital gain. In addition, if any amounts received are treated as a dividend to participating shareholders, there is a risk that both the non-participating and the participating shareholders whose percentage interests in the Fund increase may be considered to have a deemed distribution to the extent that their proportionate interests in the Fund increase as a result of the repurchase, and all or a portion of that deemed distribution may be taxable as a dividend (with the same treatment to the extent of the Fund’s earnings and profits and the shareholder’s basis in the Shares, as described above).

iii. Consequences to Non-U.S. Shareholders of Participation in the Offer.    The U.S. federal income taxation of a Non-U.S. Shareholder (as such term is defined in Section 4.F above) on a repurchase of Shares pursuant to the Offer depends on whether such transaction produces income or gain that is ‘‘effectively connected’’ with a trade or business carried on in the United States by the Non-U.S. Shareholder, as well as the tax characterization of the transaction as either a sale of the Shares or a distribution by the Fund, as discussed above. If the repurchase of Shares pursuant to the Offer is not effectively connected and is treated as a sale that gives rise to taxable gain, the capital gain realized by a Non-U.S. Shareholder upon the repurchase of Shares pursuant to the Offer will not be subject to U.S. federal income tax withholding. If the transaction is treated for U.S. tax purposes as a distribution by the Fund, the portion of the distribution treated as a dividend to the Non-U.S. Shareholder would be subject to U.S. federal tax, which may be withheld at the rate of 30% (or such lower rate as may be applicable under a tax treaty) if the dividend does not constitute effectively connected income. If the transaction is effectively connected with a U.S. trade or business, then regardless of whether the income is characterized as gain from a sale or as a dividend, such income would be subject to U.S. tax at rates applicable to a U.S. Shareholder.

iv. Backup Withholding.    Backup withholding tax may be imposed on the gross proceeds paid to a participating shareholder if that shareholder fails to properly furnish the Fund with a correct taxpayer identification number, has underreported dividend or interest income or fails to certify to the Fund that he is not subject to such withholding. In order to avoid the need for backup withholding, all participating U.S. Shareholders are required to provide the Depositary with a properly completed IRS Form W-9. Participating Non-U.S. Shareholders are required to provide the Depositary with a properly completed IRS Form W-8BEN, or another type of Form W-8 appropriate to the particular Non-U.S. Shareholder. Failure to provide the Depositary with the appropriate completed and signed form will result in a defective submission, and the Fund will be unable to repurchase such shareholder’s Shares. A Form W-8BEN and a Form W-9 are provided with the Letter of Transmittal for shareholders. Other types of Form W-8 can be found on the IRS website at http://www.irs.gov.

B. U.S. Federal Income Tax Consequences to U.S. Shareholders of Ownership of the Portfolio Securities.    This subsection provides a general summary of the U.S. federal income tax consequences to participating U.S. Shareholders of ownership of the Portfolio Securities. These tax consequences will vary depending on a shareholder’s circumstances. This subsection does not address the U.S. federal income tax consequences to participating Non-U.S. Shareholders of ownership of the Portfolio

Securities. All participating shareholders are urged to consult their tax advisors with respect to the U.S. federal income tax consequences of ownership of the Portfolio Securities.

i. U.S. Federal Income Tax Consequences of Distributions from Issuers of Portfolio Securities.    The gross amount of any distributions paid by an issuer of Portfolio Securities out of current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), before reduction for any withholding taxes imposed with respect thereto, will generally be taxable to a participating U.S. Shareholder as foreign-source dividend income, and will not be eligible for the dividends received deduction allowed to corporations. Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the U.S. Shareholder’s basis in the particular Portfolio Security with respect to which the distribution is paid, and thereafter as capital gain. A U.S. Shareholder may realize foreign currency gains or losses upon the conversion of any dividends or taxable distributions that are received in Won to U.S. dollars.

One or more issuers of Portfolio Securities that a participating U.S. Shareholder receives pursuant to the Offer could be a passive foreign investment company (‘‘PFIC’’) for U.S. tax purposes. If a U.S. Shareholder holds Portfolio Securities issued by a company that is a PFIC, that U.S. Shareholder could be subject to additional U.S. federal income tax charges. Shareholders should consult with their tax advisors about the tax consequences of investing in a PFIC.

Participating U.S. Shareholders should consult their own tax advisors with respect to the appropriate U.S. federal income tax treatment of any distribution received with respect to Portfolio Securities, and the federal income tax rates that apply with respect to each such distribution in their particular circumstances.

ii. Sale or Other Disposition of Portfolio Securities Received Pursuant to the Offer.    Upon a subsequent sale or other disposition of Portfolio Securities received pursuant to the Offer, participating U.S. Shareholders will generally recognize gain or loss for U.S. federal income tax purposes equal to the difference between their adjusted tax basis in the particular Portfolio Securities sold and the amount realized in the disposition. Any such gain or loss will generally be long-term capital gain (generally eligible for the reduced 15% capital gains rate) or loss only if the selling U.S. Shareholder holds the Portfolio Securities as capital assets for more than one year following the consummation of the Offer.

Participating U.S. Shareholders are particularly urged to consult their own tax advisors concerning the applicability of the foreign tax credit rules to any Korean taxes payable as a consequence of the ownership, sale or other disposition of Portfolio Securities received pursuant to the Offer and the application of U.S-source-of-income rules to distributions and gains with respect to Portfolio Securities that they hold following the Offer.

C. U.S. Federal Income Tax Consequences of the Offer to the Fund.    The Fund received a private ruling from the Internal Revenue Service to the effect that it would not recognize gain or loss for U.S. federal income tax purposes as a result of the distribution of Portfolio Securities to participating shareholders in the Repurchase Program. The Fund will rely on this ruling in going forward with the Offer.

15.    Certain Korean Tax Consequences.

The following discussion is a general summary of certain Korean tax consequences of a participating shareholder’s sale of Shares pursuant to the Offer. Different rules may apply to particular shareholders depending upon their individual circumstances. Shareholders should consult their own tax advisers with respect to tax consequences of a sale of Shares pursuant to the Offer, including, in the case of a Korean shareholder, potential tax consequences in Korean jurisdictions where such shareholder is a resident or domiciliary.

A. Consequences to Shareholders of Participating in the Offer.    No Korean tax will be payable upon the sale of Shares pursuant to the Offer by participating shareholders who are not (i) residents of Korea, or (ii) foreign corporations that maintain a permanent establishment in Korea to which any income arising from the sale of Shares would be attributable (collectively, ‘‘Non-Resident Shareholders’’).

B. Dividends on Portfolio Securities Received Pursuant to the Offer.    Dividends (whether in cash or in kind) paid to Non-Resident Shareholders with respect to Portfolio Securities will be subject to Korean withholding tax at the rate of 27.5% (including resident surtax) or such lower rate as is applicable under a treaty between Korea and the Non-Resident Shareholder’s country of tax residence. In order to obtain the benefit of any such lower rate, a Non-Resident Shareholder must submit to the issuer company, prior to the dividend payment date, such evidence of tax residence of the Non-Resident Shareholder as the Korean tax authorities may require to support the Non-Resident Shareholder’s claim for tax treaty protection. The issuer company paying such dividends to the Non-Resident Shareholder will be responsible for withholding the applicable amounts.

C. Sale or Other Disposition of Portfolio Securities Received Pursuant to the Offer.    Capital gains earned by a Non-Resident Shareholder from the sale of Portfolio Securities through the KRX are exempt from Korean capital gains tax unless the Non-Resident Shareholder owns, together with the shares held by any entity having a special relationship with such Non-Resident Shareholder as defined under applicable Korean laws and regulations, 25% or more of the total issued and outstanding Shares of the Korean listed company at any time during the calendar year in which the transfer occurs and the five years preceding such calendar year.

Under the relevant tax treaty between Korea and the Non-Resident Shareholder’s country of tax residence, Non-Resident Shareholders may be eligible for the tax exemption on capital gains upon their sale of Portfolio Securities. In order to obtain a tax exemption on capital gains under an applicable tax treaty, a Non-Resident Shareholder should submit to the purchaser or the securities company, as applicable, an application for tax exemption along with a certificate of tax residency issued by a competent authority of such Non-Resident Shareholder’s country of tax residence prior to the payment date.

Unless exempted under Korean tax law (as described above) or the relevant tax treaty between Korea and such Non-Resident Shareholder’s country of tax residence, capital gains earned by a Non-Resident Shareholder from a sale of Portfolio Securities are subject to Korean taxation. The applicable capital gains tax rate is the lower of (i) 11% (including resident surtax) of the gross realization proceeds and (ii) 27.5% (including resident surtax) of the capital gain realized upon the sale (subject to the production of satisfactory evidence of the acquisition costs and certain direct transaction costs of Portfolio Securities). The purchaser or (in the case of the sale of Portfolio Securities through a Korean securities company) the Korean securities company through which such sale is effected is required under Korean law to withhold the applicable amount of Korean taxes and make payment thereof to the relevant Korean tax authorities.

D. Korean Securities Transaction Tax.    If a Non-Resident Shareholder transfers Portfolio Securities on the KRX, such Non-Resident Shareholder will be subject to Korean securities transaction tax at the rate of 0.3% (including an agriculture and fishery special surtax at the rate of 0.15%) of the sale price of the Portfolio Securities. Subject to certain exceptions, if such transfer is not made on the KRX, such Non-Resident Shareholder will be subject to Korean securities transaction tax at the rate of 0.5% of the sale price of the Portfolio Securities, and will not be subject to an agriculture and fishery special surtax.

16.    Certain Legal Matters; Regulatory Approvals.

A. Korea.    Under applicable Korean legal requirements, the approval of the FSS is required before a foreigner, such as the Fund, may transfer Korean listed securities unless such transfer takes place on the Stock Market Division or the KOSDAQ Market Division of the KRX. On February 27, 2008, the Governor of the FSS, pursuant to its authority to grant such approvals on behalf of the Financial Supervisory Commission, approved the transfer, outside the Stock Market Division and the KOSDAQ Market Division of the KRX, of Portfolio Securities from the Fund to participating shareholders in connection with the Offer. Any shareholder who wishes to accept Korean securities as payment for repurchased Shares must appoint a licensed Korean broker to hold the Korean securities and, if the shareholder wishes to sell the Korean securities, they may be sold only on the Stock Market Division of the KRX (if they are listed on the Stock Market Division of the

KRX) or on the KOSDAQ Market Division of the KRX (if they are listed on the KOSDAQ Market Division of the KRX) through a licensed Korean broker.

Additionally, under applicable Korean legal requirements participating shareholders (or the holders of legal title to the Shares if legal and beneficial ownership are held by different persons) that are foreign (non-Korean) investors must register with the FSS before acquiring any Portfolio Securities pursuant to the Offer and should accordingly ensure that such registration is made in a timely manner.

B. Japan.    To ensure compliance with Japanese securities laws and regulations, which would otherwise generally require each issuer of Portfolio Securities received by Japan Holders to file a securities registration statement with the Kanto Local Finance Bureau and to comply with ongoing disclosure requirements, unless certain other requirements are met for exemption from such registration statement requirement, Japan Holders will not receive Portfolio Securities, but will receive cash proceeds from the immediate disposition of the Portfolio Securities. For purposes of the foregoing, Japan Holders must irrevocably instruct their brokers to liquidate for cash, immediately upon receipt, the Portfolio Securities received by them pursuant to the Offer. Japan Holders that do not certify that they have issued such irrevocable instructions to their brokers will be excluded from the Offer.

C. U.S.: SEC.    On June 20, 2005, the Commission granted to the Fund an order, pursuant to the authority delegated to the Commission under sections 6(c) and 17(b) of the 1940 Act, exempting the Repurchase Program from section 17(a) of the 1940 Act to the extent necessary to permit the participation in the repurchase offers made pursuant to the Repurchase Program of any shareholder of the Fund who is an ‘‘affiliated person’’ of the Fund solely by reason of owning, controlling, or holding with the power to vote 5% or more of the Fund’s shares. On July 1, 2005, the Commission, pursuant to the authority delegated to it under rule 13e-4(h)(9) of the Exchange Act also exempted the Repurchase Program from the provisions of rule 13e-4(f)(8) of the Exchange Act to the extent necessary to permit Japan Holders to participate in repurchase offers made pursuant to the Repurchase Program. The Fund will rely upon the aforementioned SEC orders and exemptions for the Offer.

D. U.S.: IRS.    On November 17, 2004, the Fund received a private letter ruling from the Internal Revenue Service to the effect that the Fund would not recognize gain for U.S. federal income tax purposes upon the distribution of appreciated Portfolio Securities in-kind to participating shareholders in a proposed series of tender offers. The Fund received a supplemental private letter ruling on June 10, 2005, confirming that the conclusion reached in the November 17, 2004 private letter ruling would apply to the Repurchase Program. The Fund will rely upon the June 10, 2005 letter ruling in going forward with the Offer.

E. Other.    The Shares are currently ‘‘margin securities’’ under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit using the Shares as collateral. The Fund believes that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be ‘‘margin securities’’ for purposes of the Federal Reserve Board’s margin regulations. Additionally, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the ‘‘HSR Act’’), and related rules, certain transactions may not be consummated without satisfying certain notice and waiting period requirements. The Fund believes that notice under the HSR Act is not required by it for the Offer. To the best of the Fund’s knowledge, there are no material pending legal proceedings relating to the Offer. Furthermore, the Fund is not aware of any approval or action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required to effect the Offer and that is not described herein. Should any such approval or other action be required, the Fund presently contemplates that such approval or other action would be sought. The Fund is unable to predict whether it may determine that it is required to delay the acceptance or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in material adverse consequences to the Fund’s business. The Fund’s obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions described in Section 3.

17.    Amendments; Extension of Repurchase Period; Termination.

Subject to the applicable rules and regulations of the Commission, the Fund expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason, including the failure to satisfy any of the conditions specified in Section 3, and thereby delay acceptance for payment of, and payment for, any Shares, by giving oral or written notice of such extension to the Depositary. There can be no assurance that the Fund will exercise its right to extend the Offer. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw such shareholder’s Shares. (See Section 5.)

Subject to the applicable rules and regulations of the Commission, the Fund also expressly reserves the right, in its sole discretion, at any time and from time to time, to: (a) terminate the Offer and not accept for payment (or pay for) any Shares if any of the conditions referred to in Section 3 has not been satisfied or upon the occurrence and during the continuance of any of the events specified in Section 3; and (b) waive any condition or amend the Offer in any respect, in each case by giving oral or written notice of termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Fund acknowledges that Rule 14e-1(c) under the Exchange Act requires the Fund to pay the consideration offered or return the Shares tendered for repurchase promptly after the termination or withdrawal of the Offer, and that the Fund may not delay acceptance or payment for, any Shares upon the occurrence of any of the conditions specified in Section 5 without extending the period during which the Offer is open.

Any extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement, in the case of an extension, to be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which the Fund may choose to make any public announcement, except as provided by applicable law (including Rules 13e-4(c), 13e-4(e) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), the Fund will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the PR Newswire and filing such release with the SEC.

If the Fund makes a material change in the terms of the Offer or the information concerning the Offer, or waives a material condition of the Offer, the Fund will disseminate additional repurchase offer materials and extend the Offer to the extent required by Rules 13e-4(e) and 13e-4(f) under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum ten business day period from the date of such change is generally required to allow for adequate dissemination of such change to shareholders. Accordingly, if, for example, prior to the Expiration Date, the Fund decreased the number of Shares being sought, increased the consideration offered pursuant to the Offer or added a dealer’s soliciting fee, and if the Offer were scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase, decrease or addition is first published, sent or given to shareholders, the Offer would be extended until at least the expiration of such ten business day period. For purposes of the Offer, a ‘‘business day’’ means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through midnight Eastern time.

18.    Miscellaneous.

The Offer is not being made to, nor will the Fund accept tenders from, or on behalf of, owners of Shares in any jurisdiction in which the making of the Offer or its acceptance would not comply with the securities or ‘‘blue sky’’ laws of that jurisdiction. The Fund is not aware of any jurisdiction in which the making of the Offer or the acceptance of tenders of, purchase of, or payment for, Shares in accordance with the Offer would not be in compliance with the laws of such jurisdiction. The Fund, however, reserves the right to exclude shareholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made or tendered Shares cannot lawfully be accepted, purchased or paid for. So long as the Fund makes a good-faith effort to comply with any state law deemed applicable to the Offer, the Fund believes that the exclusion of shareholders residing in any such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Fund’s behalf by one or more brokers or dealers licensed under the laws of such jurisdiction.

Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and Share certificates and any other required documentation should be sent or delivered by each shareholder or the shareholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below.

The Depositary for the Offer is:

The Colbent Corporation

By First Class Mail: The Colbent Corporation Attn: Corporate Actions POB 859208 Braintree, MA 02185-9208	By Registered, Certified or Express Mail or Overnight Courier: The Colbent Corporation Attn: Corporate Actions 161 Bay State Drive Braintree, MA 02184	By Hand: The Colbent Corporation Attn: Corporate Actions 161 Bay State Drive Braintree, MA 02184

By Facsimile:
(781) 380-3388

Confirm Facsimile Transmission:
(781) 930-4900

Questions or requests for assistance or for additional copies of the Offer to Repurchase, the Letter of Transmittal or other material in connection with the Offer may be directed to the Information Agent at its address and telephone number set forth below. Shareholders may also contact their brokers, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

THE ALTMAN GROUP

60 East 42nd Street, Suite 405
New York, NY 10165
Toll Free: 800-622-1649
Call Collect: 201-806-7399

THE KOREA FUND, INC.

March 20, 2008